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EXHIBIT 99.1

Letter from KPMG LLP dated January 8, 2004

January 8, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We are currently principal accountants for Sight Resource Corporation and, under the date of March 21, 2002, we reported on the consolidated financial statements of Sight Resource Corporation as of and for the years ended December 29, 2001 and December 30, 2000. On December 15, 2003, we notified the Audit Committee of Sight Resource Corporation that the client-auditor relationship between Sight Resource Corporation and KPMG LLP will cease upon completion of the audit of Sight Resource Corporation's consolidated financial statements as of and for the year ended December 28, 2002, and the issuance of our report thereon. We have read Sight Resource Corporation's statements included under Item 4 of its Form 8-KA dated January 8, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the following Sight Resource Corporation statements:

- Legal counsel for the Company retained Clark, Schaefer, Hackett & Co. ("CSH") to conduct the investigation.
- The discovery of errors and deficiencies in connection with the preparation of the Company's 2002 year-end financial statements, was the cause for the Company initiating a review of its 2002 quarterly financial statements.
- CSH presented the results of its investigation to the audit committee of the Board of Directors in September 2003.
- The Company currently estimates that it will report for fiscal 2002 a net loss attributable to common shareholders in the range of $6.7 million to $7.5 million inclusive of asset impairment charges estimated in the range of $2.7 million to $3.3 million.
- In December 2003, the Board of Directors of the Company authorized its legal counsel to proceed to determine what further investigation was needed and to conduct and/or supervise such further investigation.
- The Company has not yet made a determination whether consolidated financial statements for 2001 need restatement.

Very truly yours,

KPMG LLP


cc: Dale Fuller, Chief Financial Officer, Sight Resource Corporation Christian Callsen, Audit Committee, Sight Resource Corporation William McLendon, Audit Committee, Sight Resource Corporation Dean Butler, Audit Committee, Sight Resource Corporation